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                                                                  Exhibit 3.2(c)
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                    Amendment to Section 5.02 of the ByLaws
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      "Chairman. The Chairman of the Board, who shall be elected from among the
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Directors, shall preside at all meetings of the stockholders and the Board of
Directors. The Chairman shall have such other powers and duties as the Board of Directors may from time to time assign to him or her."